                                                                      EXHIBIT 99

                Media Contacts:               Analyst Contacts:
                Phillip Giaramita             Carol Tutundgy
                (914) 397-1665                (914) 397-1632
                Molly Sullivan                Maryanne Rupy
                (914) 397-1652                (914) 397-1626
                                              Brian Turcotte
                                              (914) 397-1623


                       INTERNATIONAL PAPER EARNS $132 MILLION;
                  44 CENTS PER SHARE FOR QUARTER AFTER SPECIAL ITEMS

January 13, 1998

PURCHASE, N.Y. -- International Paper reported fourth-quarter 1997 net earnings after special items of $132 million, or 44 cents per share. Special items included a charge of $125 million ($80 million after taxes, or 26 cents per share) for anticipated losses associated with the sale of its imaging businesses, and a gain of $170 million ($97 million after taxes and minority interest expense, or 32 cents per share) from the redemption of certain retained partnership interests in Western timberlands and the release of a related debt guaranty.

     International Paper's earnings before special items were $115 million, or 38 cents per share, a 12-percent improvement over third-quarter net earnings of $102 million, or 34 cents per share. Sales for the quarter were $5.1 billion, even with the third quarter. Earnings before special items for 1996's fourth-quarter were $100 million, or 33 cents per share.

     Full-year 1997 net earnings before the fourth-quarter special items and those recorded in the second quarter for restructuring and legal expenses were $310 million, or $1.03 per share, compared with earnings before special items of $434 million, or $1.49 per share, in 1996. Sales in 1997 of $20.1 billion were even with 1996 sales. For 1997, the company recorded a loss of $151 million, or $.50 per share, after special items.

     "Overall market conditions were disappointing for most of 1997," said John T. Dillon, International Paper's chairman and chief executive officer. "Although we surpassed our cost reduction goal of $300 million before taxes, price decreases in our major product lines significantly exceeded that amount. For 1998, although we expect pricing to improve, particularly in the second half of the year, we have set even more aggressive profit improvement targets. We are on schedule to complete all of our previously announced asset sales before mid-year," Dillon said.

     Recent sales include the company's minority interest in Productores de Papeles, S.A. (Propal), a paper manufacturer based in Cali, Colombia; the imaging product division's photo business--consisting primarily of Ilford Photo and related operations--and its Anchor Chemical subsidiary.

     Other previously announced divestitures scheduled for completion in 1998 include:

         -- the imaging product division's printing business--lithographic printing plates and graphic-arts films;

         --  the Veratec nonwovens division;

         -- several decorative panels businesses--two medium density fiberboard plants, two particleboard plants and the low-pressure laminate business; and,

         --  International Paper's label business.


     In 1997's fourth quarter, earnings for the printing papers segment increased from the third quarter due to improved pricing conditions for coated and uncoated papers, and strengthening economic conditions in Europe. These factors more than offset a substantial decline in pulp profits, which were adversely affected by economic conditions in Asia.

     Earnings from the company's packaging businesses were up over the previous quarter, largely due to stronger containerboard prices. Profits were down in liquid packaging, which was impacted by the devaluation of the Korean won. Separately, the company said today that it has reached a preliminary agreement on a joint venture with the largest manufacturer of corrugated boxes in Turkey that would increase International Paper's global presence in this important market segment.

     Forest products earnings rose slightly from already high levels, as increased profits from timber sales were greater than declines in wood product prices.

     Distribution earnings were ahead of third-quarter results as the company's European operations returned to profitability.

     Specialty products earnings were down, essentially due to weakness in Asia and a seasonal slowdown in the building products industry.

     "For this year, we will take whatever steps are necessary to improve the financial performance of the company," Dillon said. "These include extending our internal performance improvements, further strengthening relationships with customers, focusing all businesses to achieve their return on investment objectives, keeping inventories at lowest possible levels and not adding any significant new capacity."

     International Paper, in its 100th year of operation, is a worldwide producer of printing papers, packaging and forest products. The company also operates specialty businesses in global markets as well as a broadly-based distribution network. Headquartered in Purchase, N.Y., the company has operations in 31 countries, employs more than 80,000 people and exports its products to more than 130 nations.

                                         ###

                              International Paper Company
                           Summary of Consolidated Earnings
                               Preliminary and Unaudited
            (In millions except for net sales and per share amounts)

                                                                    THREE MONTHS ENDED            TWELVE MONTHS ENDED
                                                                       DECEMBER 31                    DECEMBER 31
                                                                  ----------------------  ----------------------------------
                                                                    1997        1996               1997            1996
                                                                  ---------     -----------      ---------       -----------
Net Sales (In billions).........................................  $     5.1     $       5.1      $    20.1      $      20.1
                                                                  ---------     -----------      ----------       ---------------
Earnings Before Interest, Income Taxes and Minority Interest....        372 (a)         154 (b)        506 (a,c)      1,332 (b,d)

    Interest expense, net.......................................        115             132            490              530
                                                                  ---------     -----------      ----------       ---------------
Earnings Before Income Taxes and Minority Interest..............        257 (a)          22 (b)         16 (a,c)        802 (b,d)

    Income tax provision........................................         94 (a)           1 (b)         38 (a,c)        330 (b,d)

    Minority interest expense, net of taxes.....................         31 (a)          26            129 (a)          169 (d)
                                                                  ---------     -----------      ----------       ---------------
Net Earnings (Loss).............................................  $     132 (a)          (5)(b)  $    (151)(a,c)     $  303 (b,d)
                                                                  ---------     -----------      ----------       ---------------
                                                                  ---------     -----------      ----------       ---------------

Earnings (Loss) Per Common Share................................  $    0.44 (a)  $    (0.02)(b)  $   (0.50)(a,c)     $ 1.04 (b,d)
                                                                  ---------     -----------      ----------       ---------------
                                                                  ---------     -----------      ----------       ---------------

Average Shares of Common Stock Outstanding......................      302.2           300.2         301.6            292.1
                                                                  ---------     -----------      ----------       ---------------
                                                                  ---------     -----------      ----------       ---------------


------------------------

(a) Includes a pre-tax charge of $125 million ($80 million after taxes or $0.26 per share) for anticipated losses associated with the sale of the imaging businesses and a pre-tax gain of $170 million ($97 million after taxes and minority interest expense or $0.32 per share) from the redemption of certain retained partnership interests in Western timberlands and the release of a related debt guaranty.

(b) Includes a $165 million pre-tax charge ($105 million after taxes or $0.35 per share) for the write-down of the investment in Scitex.

(c) Includes a $535 million pre-tax business improvement charge ($385 million after taxes or $1.28 per share) and a $150 million pre-tax provision for legal reserve ($93 million after taxes or $0.31 per share).

(d) Includes a $515 million pre-tax restructuring and asset impairment charge ($362 million after taxes or $1.35 per share) and a $592 million pre-tax gain ($336 million after taxes and minority interest expense or $1.25 per share) on the sale of a partnership interest in Western timberlands.

INTERNATIONAL PAPER
SALES BY BUSINESS SEGMENT
Preliminary and Unaudited
(In Millions)

                                                                           THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                                                              DECEMBER 31,          DECEMBER 31,
                                                                          --------------------  --------------------
                                                                            1997       1996       1997       1996
                                                                          ---------  ---------  ---------  ---------
Printing Papers.........................................................  $   1,415  $   1,420  $   5,550  $   5,640

Packaging...............................................................      1,270      1,260      4,950      4,945

Distribution............................................................      1,205      1,160      4,690      4,675

Specialty Products......................................................        840        885      3,450      3,475

Forest Products.........................................................        710        700      2,715      2,665

Less: Intersegment Sales................................................       (359)      (281)    (1,259)    (1,257)
                                                                          ---------  ---------  ---------  ---------
                                                                          $   5,081  $   5,144  $  20,096  $  20,143
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------